EXHIBIT 4.99


                           FRIPP PROPERTY - ONTARIO

This Agreement is dated for reference the 22nd day of August, 2005.

BETWEEN:

                  FILO EXPLORATION SERVICES LIMITED                  (AS TO 50%)
                  535 Bartleman Street
                  Timmons, Ontario   P4N 4X2

                  DAVID V. JONES                                     (AS TO 50%)
                  P.O. Box 1513
                  South Porcupine, Ontario   P0N 1H0

                  (the  above  hereinafter   collectively  referred  to  as  the
                  "Optionor")
                                                               OF THE FIRST PART
AND:

                  AMADOR GOLD CORP
                  711 - 675 West Hastings Street
                  Vancouver, British Columbia  V6B 1N2

                  (the above hereinafter referred to as the "Optionee")
                                                              OF THE SECOND PART

WHEREAS the Optionor is the recorded and beneficial owner of certain mining claims situated in Fripp Township, Ontario more particularly described in Schedule "A" attached hereto (the "Property");

AND WHEREAS the Optionor desires to grant and the Optionee is desirous of obtaining an option to acquire a 100% undivided interest in and to the Property upon terms and subject to the conditions herein contained.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

1.       OPTION ONLY

This is an option only and except as specifically provided otherwise, nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments hereunder and any act or acts, or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment. If the Option is terminated before the Option is exercised, the Optionee shall not be bound thereafter in debt, damages or otherwise under this Agreement, except in respect of obligations arising prior to such termination or otherwise provided for in this Agreement, and all payments theretofore paid by the Optionee shall be retained by the Optionor for its own use absolutely.

2.       TERMS OF THE OPTION

In order to maintain the Option in good standing and earn a 100% right, title and undivided interest in and to the Property, the Optionee, subject to paragraph 1, shall:

         (a)      pay to the Optionor $5,000 upon regulatory approval;

         (b)      issue to the Optionor  25,000 common shares of the Optionee on
                  or  before  the  fifth   business  day  following   regulatory
                  approval;


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         (c)      issue to the Optionor a further  25,000  common  shares of the
                  Optionee on the date which is 12 months following the date of regulatory approval

         (d) issue to the Optionor a further 25,000 common shares of the Optionee on the date which is 24 months following the date of regulatory approval;

         (e) issue to the Optionor a further 25,000 common shares of the Optionee on the date which is 36 months following the date of regulatory approval; and

         (f) incur exploration expenditures on the Property in the amount of $20,000 on or before December 31, 2005.

3.       EXERCISE OF THE OPTION

If the Optionee has paid $5,000 to the Optionor and issued 100,000 common shares to the Optionor, the Optionee shall be deemed to have exercised the Option and will have acquired an undivided 100% right, title and interest in and to the Property, subject to the Royalty Interest.

4.       ROYALTY INTEREST

The Optionor shall be entitled to receive and the Optionee shall pay to the Optionor a royalty equal to a 1% royalty from production (the "Royalty Interest") calculated and payable from the Property in accordance with the provisions of Schedule "B" attached hereto.

The Optionee may at any time purchase half of the Royalty Interest from the Optionor for $500,000 thereby leaving the Optionor with a 0.5% Royalty Interest.

5.       OPERATOR

The Optionee shall be the operator for purposes of developing and executing exploration programs.

6.       RIGHT OF ENTRY

During the currency of the Option the Optionee and its employees, agents and any person duly authorized by the Optionee shall have the sole and exclusive right, so long as it is operator, to:

         (a)      enter in, under and upon the Property;

         (b) have exclusive and quiet possession thereof subject to the rights of the Optionor hereunder;

         (c) do such prospecting, exploration, development or other mining work thereon and thereunder as the Optionee in its sole discretion may consider advisable;

         (d) bring upon and erect upon the Property such mining facilities as the Optionee may consider advisable; and

         (e) remove from the Property and dispose of reasonable quantities of ores, minerals and metals for the purposes of sampling, obtaining assays or making other tests.

7.       NOTICE OF DEFAULT AND TERMINATION BY OPTIONOR

If the Optionee should be in default in making any payments or performing any other of its obligations hereunder, the Optionor may give written notice to the Optionee specifying the default. The Optionee shall not


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lose any rights  granted under this Agreement so long as, within sixty (60) days after the giving of such notice of default by the Optionor, the Optionee shall cure the specified default. If the Optionee fails to cure the default within the sixty (60) day period, this Agreement shall terminate. Upon termination of this Agreement by the Optionor the provisions of paragraph 13 shall apply.

8.       NO PRODUCTION OBLIGATION

The Optionee shall be under no obligation whatsoever to place the Property into production.

9.       EXCLUSION OF PROPERTY

The Optionee shall have the right at any time and from time to time to elect to exclude from this Agreement any portion of the Property by not less than 60 days prior written notice to the Optionor of this election; provided that any portion of the Property so excluded shall be in good standing free and clear of all liens, charges and encumbrances, and provided further that the Optionee, if requested by the Optionor in writing, shall deliver to the Optionor recorded transfers of any mineral claims and other property interests which are included in the portion of the Property so excluded in favour of the Optionor.

10.      COVENANTS OF THE OPTIONEE

During the currency of this Agreement, the Optionee shall:

         (a) ensure the Property is in good standing by ensuring all the filing of assessment work conducted on the Property is completed or by making payments in lieu thereof, and by doing all other acts and things and making all other payments which may be necessary in that regard;

         (b) will provide copies of all records and files relating to the Property in its possession and permit the Optionor and its representatives to take abstracts therefrom and make copies thereof within 30 days of returning a Property;

         (c) permit the Optionor, or its representative, duly authorized by it in writing, at its own risk and expense, access to the Property at all reasonable times and to all records prepared by the Optionee in connection with work done or with respect to the Property;

         (d) not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of the Optionor hereunder; and

         (e) ensure all work on or with respect to the Property is done in a careful and workmanlike manner and in compliance with the applicable laws of the jurisdiction in which the Property is located and indemnify and save the Optionor harmless from any and all loss, damage, costs, actions and suits arising out of or in connection with work done by the Optionee on or with respect to the Property.

11.      COVENANTS OF THE OPTIONOR

During the currency of this Agreement, the Optionor covenants and agrees with the Optionee to:

         (a) not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of the Optionee hereunder;

         (b) make available to the Optionee and its representatives all records and files relating to the Property in its possession and permit the Optionee and its representatives to take abstracts therefrom and make copies thereof;


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         (c)      promptly  provide  the  Optionee  with any and all notices and correspondence from government agencies in respect of the Property; and

         (d) promptly make all necessary filings on the Property either as determined by the Optionor or as directed by the Optionee.

12.      REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

The Optionor hereby represents and warrants to the Optionee that:

         (a) the Optionor is the legal and beneficial owner of the Property;

         (b) the Property consists of those mineral claims more particularly described in Schedule "A" attached hereto, and that such claims were located and recorded in accordance with the applicable laws of Ontario and are valid and subsisting as of the date of execution and delivery of this Agreement;

         (c) the Property is in good standing, free and clear of all liens, charges and encumbrances;

         (d) there are no pending or threatened actions, suits, claims or proceedings regarding the Property; and

         (e) the Optionor has the exclusive right and authority to enter into this Agreement and to dispose of the Property in accordance with the terms hereof, and that no other person, firm or corporation has any proprietary or other interest in the same.

The representations and warranties of the Optionor herein before set out, form a part of this Agreement and are conditions upon which the Optionee has relied on in entering into this Agreement and shall survive the exercise of the Option by the Optionee. The Optionor shall indemnify and save the Optionee harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition contained in this Agreement. The Optionor acknowledges and agrees that the Optionee has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement and that no information which is now known or which may hereafter become known to the Optionee or its officers, directors or professional advisors shall limit or extinguish the right to indemnity hereunder.

13.      TERMINATION PRIOR TO ACQUISITION OF INTEREST

If the Option is terminated, the Optionee shall return to the Optionor forthwith exclusive and quiet possession of the Property, in good standing free and clear of all liens, charges and encumbrances.

14.      ADDITIONAL TERMINATION

In addition to any other termination provisions contained in this Agreement, the Optionee shall at any time have the right to terminate its rights and future obligations under this Agreement by giving notice in writing of such termination to the Optionor, and in the event of such termination, the Optionee shall not earn any interest in the Property, and this Agreement, save and except for the provisions of paragraphs 13 hereof, shall be of no further force and effect.

15.      FORCE MAJEURE

If the Optionee is prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of the Optionee, the time limited for the


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performance  of the various  provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay. The Optionee, insofar as is possible, shall promptly give written notice to the Optionor of the particulars of the reasons for any prevention or delay under this paragraph, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to the Optionor as soon as such cause ceases to subsist.

16.      NOTICE

Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered or if mailed by registered mail in Canada, (save and except during the period of any interruption in the normal postal service within Canada) or sent by facsimile transfer to either party at the addresses first set out above and any notice given as aforesaid shall be deemed to have been given, if delivered or sent by facsimile transfer, when delivered or faxed, or if by registered mail, on the third business day after the date sent by mail. Either party may from time to time by notice in writing change its address for the purpose of this paragraph.

17.      FURTHER ASSURANCES

The parties hereto agree to execute all such further or other assurances and documents and to do or cause to be done all acts necessary to implement and carry into effect the provisions and intent of this Agreement.

18.      PAYMENTS

In the event of a capital reorganization, reclassification, subdivision or consolidation of the capital stock of the Company, or the merger, amalgamation, or other corporate combination of the Company with, or the sale of all or substantially all of its assets to, one or more other entities, or of any other events in which new securities of any nature are delivered in exchange for common shares of the Optionee (collectively or individually a "Fundamental Change") prior to the common share issuances pursuant to paragraph 3 hereof, then at the time the common shares would have been issued pursuant to this Agreement and in lieu of issuing the common shares which, but for such Fundamental Change and this provision would have been issued pursuant to this Agreement, the Optionee or its successor shall instead issue and deliver to the Optionor that number and class of shares and/or other securities and property that would have been issued and delivered as a result of the Fundamental Change in exchange for the common shares which the Optionee is obligated to pay, if such issuance had occurred prior to the occurrence of the Fundamental Change. The adjustments so provided for herein are cumulative.

19.      TIME OF ESSENCE

Time shall be of the essence of this Agreement.

20.      TITLES

The titles to the respective paragraphs hereof shall not be deemed to form part of this Agreement but shall be regarded as having been used for convenience of reference only.

21.      SCHEDULES

The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were contained in the body hereof.


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22.      VOID OR INVALID PROVISION

If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable shall continue in full force and effect and in no way be affected, impaired or invalidated thereby.

23.      SUCCESSORS AND ASSIGNS

This  Agreement  shall enure to the  benefit of and be binding  upon the parties
hereto  and  their  respective   successors,   assigns,   heirs,   executors  or
administrators as the case may be.

24.      APPROVALS

The Optionee and the Optionor hereby acknowledge that this Agreement shall be subject to all necessary regulatory approvals.

25.      ARBITRATION

If any question, difference or dispute shall arise between the parties or any of them in respect of any matter arising under or in connection with the subject matter of this Agreement, or in relation to the construction hereof, the same shall be determined by the award of a single arbitrator under the Commercial Arbitration Act of the Province of Ontario, and the decision of the arbitrator shall in all respects be conclusive and binding upon all the parties.

26.      ASSIGNMENT

The Optionee with the consent of the Optionor first had and obtained, such consent to be not unreasonably withheld, may at any time during the term of the Option sell, transfer or otherwise dispose of all or any portion of its interest in or its rights under this Agreement; provided that any purchaser, grantee or transferee of any such interest or rights delivers to the Optionor its agreement related to this Agreement and to the Property, containing:

         (a) a covenant by such transferee to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest or rights to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by such transferee as principal obligant; and

         (b) a provision subjecting any further sale, transfer or other disposition of such interest or rights or any portion thereof to the restrictions contained in this section;

and further provided that any shares delivered to the Optionor in connection with the exercise of the Option must be shares of the Optionee, unless otherwise agreed in writing by the Optionor.

No transfer or assignment by the Optionee of any interest less than its entire interest in this Agreement shall, as between the Optionee and the Optionor, discharge it from any of its obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement (whether to one or more transferees and whether in one or in a number of successive transfers), the Optionee shall be deemed to be discharged from all obligations hereunder save and except for obligations which arose prior to the date of transfer.

27.      AFTER-ACQUIRED PROPERTY

The area which is adjacent to the outer most boundary of the Property shall be deemed to be an area of interest, other than property subject to an agreement with a third party, ("Area of Interest"). During the term of


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this  Agreement  any mineral  claim,  lease or other  mineral  right or interest acquired by or on behalf of the Optionee, the Optionor or their assigns, by staking within the Area of Interest shall be deemed to have been acquired on behalf of and for the benefit of the parties pursuant to the terms of this Agreement. This Agreement shall not extend beyond the Area of Interest and shall not affect mineral properties which the parties now hold or hereafter stake or acquire adjacent to the Area of Interest.

28.      GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario.

29.      PRIOR AGREEMENTS

This Agreement contains the entire agreement between the parties in respect of the Property and supersedes all prior agreements between the parties hereto with respect to the Property, which said prior agreements shall be deemed to be null and void upon the execution hereof.

30.      EXECUTION IN COUNTERPARTS AND DELIVERY

This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document and may be delivered by facsimile or other means of electronic communication producing a printed copy.

IN WITNESS WHEREOF the parties hereto have executed these presents as of the day and year first above written.

The COMMON SEAL of                               )
FILO EXPLORATION SERVICES LIMITED                )
was hereunto affixed in the presence of:         )
                                                 )
BY:  /S/ KEVIN FLIO                              )
------------------------------------------------ )
Authorized Signatory                             )

SIGNED, SEALED and DELIVERED by                  )
DAVID V. JONES in the presence of:               )
                                                 )
BY:  /S/ DEBORAH JONES                           )    BY:  /S/ DAVID V. JONES
------------------------------------------------ )    --------------------------
Name                                             )    DAVID V. JONES
                                                 )
904 FERGUSON RD., SOUTH PORCUPINE, ONT., P0N 1H0 )
------------------------------------------------ )
Address                                          )
                                                 )
SECRETARY                                        )
------------------------------------------------ )
Occupation                                       )

The COMMON SEAL of                               )
AMADOR GOLD CORP.                                )
was hereunto affixed in the presence of:         )
                                                 )
BY:  /S/ ALAN D. CAMPBELL                        )
------------------------------------------------ )
Authorized Signatory                             )


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                                  SCHEDULE "A"

REFERRED TO IN THE AGREEMENT DATED FOR REFERENCE THE 22ND DAY OF AUGUST, 2005 BETWEEN FILO EXPLORATION SERVICES LIMITED, DAVID V. JONES AND AMADOR GOLD CORP.
--------------------------------------------------------------------------------

                                    PROPERTY

The Property consists of the following:

         TOWNSHIP        CLAIM NUMBER         DUE DATE
         --------        ------------      --------------
         Fripp             3015009         March 11, 2006
         Fripp             3015033         March 3, 2006
         Fripp             3015034         March 5, 2006
         Fripp             3015035         March 5, 2006
         Fripp             3015036         March 5, 2006
         Fripp             3015037         March 11, 2006



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                                  SCHEDULE "B"

REFERRED TO IN THE AGREEMENT DATED FOR REFERENCE THE 22ND DAY OF AUGUST, 2005 BETWEEN FILO EXPLORATION SERVICES LIMITED, DAVID V. JONES AND AMADOR GOLD CORP.

--------------------------------------------------------------------------------

                               NET SMELTER RETURNS

For the purposes of this Agreement, "Net Smelter Returns" shall be deemed to mean the amount received from a mint, smelter, or other purchaser upon the sale of all metals, bullion, concentrates or ores removed from the Property after deducting the costs of treatment, tolling, smelting, refining and minting of such products and all costs associated therewith such as transporting, insuring, handling, weighing, sampling, assaying and marketing, as well as all penalties, representation charges, referee's fees and expenses, import taxes and export taxes; and the term "smelter" shall mean conventional smelters as well as any other type of production plant used in lieu of a conventional smelter to reduce ores or concentrates.

Net Smelter Returns payable to the Optionor shall be paid quarterly within sixty
(60) days following the end of each fiscal quarter of the Optionee during which the Property is in commercial production of a best-estimate basis. The records relating to the calculation of royalty payments shall be audited annually at the end of each fiscal year of the Optionee and:

         (a) any adjustment of payments to the Optionor shall be made forthwith;

         (b) a copy of the audited statements shall be delivered to the Optionor;

         (c) the Optionor shall have thirty (30) days after receipt of such statements to question their accuracy in writing and failing such objection the statements shall be deemed correct; and

         (d) the Optionor or its auditor duly appointed in writing shall have the right at all reasonable times upon written request to inspect such of the books and financial records of the Optionee as may be relevant to the determination of the Net Smelter Returns hereunder, and at their own expense to make copies thereof.

                     ***************************************


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